Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report dated September 18, 2017 with respect to the financial statements of Western Asset Short Term Yield Fund a series of the Legg Mason Partners Income Trust, as of July 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 17, 2017